Exhibit 99.1

January 25, 2017

Franklin Financial Reports 2016 Earnings

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $1.7 million for the fourth quarter ended December 31, 2016. This represents a 24.0% decrease when compared to fourth quarter 2015 earnings of $2.3 million and a 17.0% decrease when compared to third quarter 2016 earnings of $2.1 million. Earnings for the fourth quarter of 2016 were affected by a $1.2 million write down of a property, which was held as other real estate (ORE) in participation with another bank. Net interest income for the fourth quarter of 2016 was $9.0 million, compared to $8.8 million in the third quarter, and $8.2 million for the fourth quarter of 2015.

Net income for the year was $8.1 million compared with $10.2 million in 2015, a decrease of 20.7%. Contributing to the decline in earnings was an increase in the provision for loan losses expense of $2.5 million and the $1.2 million ORE write down. In addition, 2015 included two nonrecurring events that increased noninterest income by $899 thousand and a reversal of $250 thousand of the valuation allowance on the deferred tax asset. Net interest income was $34.7 million for the year representing an increase of 7.7%, when compared to 2015, driven primarily by growth in the commercial loan portfolio of 17.9%.

On a per share basis, diluted earnings were $0.40 for the quarter ended December 31, 2016 and $1.88 for the year, compared to $0.53 and $2.40 for the same periods in 2015.

“In a transition year for the bank, we closed 2016 with very strong core performance and we are encouraged by the opportunities that lie ahead.” said Timothy G. Henry, President and CEO of F&M Trust. “We continued our growth in commercial loans and noninterest-bearing deposits and we expect new relationships to develop with aggressive marketing of our Investment and Trust Services team.”

Total assets at December 31, 2016 were $1.1 billion, an 8.9% increase when compared with total assets at December 31, 2015. Net loans increased 14.4% to $882.8 million and total deposits increased 6.9% to $982.1 million, both of which were driven by the expansion of new and existing customer relationships. The market value of trust assets under management increased 6.1% to $622.6 million.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

	Twelve Months Ended December 31			Three Months Ended December 31
(Dollars in thousands, except per share data)	2016	2015	% Change	2016	2015	% Change
Earnings Performance
Interest income	$36,979	$34,615	6.8	$9,544	$8,790	8.6
Interest expense	2,245	2,371	(5.3)	589	556	5.9
Net interest income	34,734	32,244	7.7	8,955	8,234	8.8
Provision for loan losses	3,775	1,285	193.8	450	250	80.0
Noninterest income	11,605	12,652	(8.3)	2,992	3,150	(5.0)
Noninterest expense	33,175	31,136	6.5	9,670	8,374	15.5
Income before income taxes	9,389	12,475	(24.7)	1,827	2,760	(33.8)
Income taxes	1,302	2,271	(42.7)	104	493	(78.9)
Net income	$8,087	$10,204	(20.7)	$1,723	$2,267	(24.0)

Diluted earnings per share	$1.88	$2.40	(21.7)	$0.40	$0.53	(24.5)
Regular cash dividends paid	$0.82	$0.74	10.8	$0.21	$0.19	10.5

	At December 31	At December 31
	2016	2015	% Change
Balance Sheet Highlights
Total assets	$1,127,443	$1,035,295	8.9
Investment securities	143,875	159,473	(9.8)
Loans, net	882,798	771,930	14.4
Deposits	982,120	918,512	6.9
Shareholders equity	116,493	111,376	4.6
Trust assets under management (fair value)	622,630	586,664	6.1

	At December 31	At December 31
	2016	2015
Shareholders' Value
Return on average assets	0.74%	1.00%
Return on average equity	7.04%	9.52%
Book value, per share	$26.99	$26.05
Market value, per share	$28.60	$23.50
Market value/book value ratio	105.97%	90.21%
Price/earnings multiple	15.21	9.79
Current dividend yield	2.94%	3.23%
Dividend payout ratio	43.56%	30.76%
Net interest margin	3.62%	3.59%

Safety and Soundness
Nonperforming loans / gross loans	0.61%	0.73%
Nonperforming assets / total assets	0.92%	1.18%
Allowance for loan loss / loans	1.24%	1.29%
Net loans charged-off/average loans	0.33%	0.04%